EXHIBIT 10.21

NETSUITE, INC.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is made and entered into by and between Zachary Nelson (“Executive”) and NetSuite Inc. (the “Company”), effective as of July 1 , 2007 (the “Effective Date”).

RECITALS

1. It is possible that the Company could terminate Executive’s employment with the Company and it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits upon a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination not set for in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Severance Benefits.

(a) Termination without Cause and not in Connection with a Change of Control. If the Company (or any Affiliate) terminates Executive’s employment with the Company (or any Affiliate), for a reason other than Cause, Executive becoming Disabled or Executive’s death at any time other than during the period commencing three (3) months before and ending twelve (12) months after a Change of Control, then, subject to Section 4, Executive will receive the following severance from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

(iii) Pro-Rated Bonus Payment. Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365).

(iv) Equity. All of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12) month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination. In addition, Executive will have twelve (12) months following any such termination in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or 10 years from the original grant date of such equity award.

(v) Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of up to twelve (12) months following Executive’s termination.

(vi) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

(vii) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”)).

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If during the period commencing three (3) months before and ending twelve (12) months after a Change of Control, (i) Executive terminates his or her employment with the Company (or any Affiliate) for Good Reason or (ii) the Company (or any Affiliate) terminates Executive’s employment for other than Cause, Executive becoming Disabled or Executive’s death, then, subject to Section 4, Executive will receive the following severance from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii) Severance Payment. Executive will receive a lump-sum severance payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control.

(iii) Bonus Payment. Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of the higher of (i) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (ii) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs.

(iv) Equity. Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards. In addition, Executive will have twelve (12) months following any such termination in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or 10 years from the original grant date of such equity award.

(v) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

(vi) Outplacement Benefits. If requested by the Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months following Executive’s termination.

(vii) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, COBRA).

For purposes of Section 3(a) and (c), if Executive’s employment with the Company or one of its Affiliates terminates, he will not be determined to have been terminated without Cause, provided he continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason under Section 3(c).

(c) Disability; Death. If Executive’s employment with the Company (or any Affiliate) is terminated due to Executive’s becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(d) Voluntary Resignation; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company or any Affiliate (other than for Good Reason during the period that commences three (3) months before a Change of Control and ends twelve (12) months after a Change of Control) or if the Company (or any Affiliate) terminates Executive employment with the Company (or any Affiliate) for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, COBRA).

(e) Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company (or any Affiliate) may otherwise be entitled, whether at law, tort or contract (including Executive’s Employment Agreement) or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance pay or other benefits pursuant to Sections 3(a) or (c) above will be subject to Executive signing and not revoking a separation agreement and release of claims with the Company in a form acceptable to the Company. No such severance pay or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of the Executive’s termination and the date of such release becomes effective shall be paid on the effective date of such release.

(b) Non-solicitation and Non-competition. Executive agrees, to the extent permitted by applicable law, that in the event the Executive receives severance pay or other benefits pursuant to Sections 3(a) and (c) above, for the twelve (12) consecutive month period immediately following the date of Executive’s termination, Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and (c), will not (i) either directly or indirectly, solicit, induce, attempt to hire, recruit, encourage or take away any employee of the Company or cause an employee to leave his employment either for Executive or for any other entity or person, or (ii) without the express written consent of the Company, directly or indirectly engage in, enter the employ, have any ownership interest in, or participate in any entity that as of the date of involuntary termination, engages in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that competes with any service offered by the Company or any product sold by the Company or under development by the Company; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation will not be deemed to be violative of the restrictive covenant set forth in this paragraph. In the event Executive violates the provisions of this Section 4(b), all severance pay and other benefits pursuant to Section 3 shall cease immediately.

The covenants contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, it will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5. 280G Gross-Up.

(a) In the event it will be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (a “Payment”), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are (or will be) incurred by Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Executive will be entitled to receive an additional cash payment (a “Gross-Up Payment” from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by Executive is equal to all payments to which Employee is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) or otherwise less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).

(b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, will be made by a nationally recognized certified public accounting firm selected by the Company with the consent of Executive, which should not unreasonably be withheld (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and Executive within thirty (30) days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne solely by the Company. The Company, as determined in accordance with this Section 5, will pay any Gross-Up Payment to Executive within five (5) days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will so indicate to Executive in writing. Any determination by the Accounting Firm will be binding upon the Company and Executive; provided, however, that as a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies in accordance with Section 5(c), or elects not to exercise such remedies, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of Underpayment that has occurred and the Underpayment will be promptly paid by the Company to or for the benefit of Executive.

(c) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company). The notification will be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of the claim and will apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive will not pay the claim prior to the expiration of the 30-day period following the date on which Executive gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Company notifies Executive in writing prior to the expiration of the 30-day or shorter period that it desires to contest the claim, Executive will:

(i) give the Company any information reasonably requested by the Company relating to the claim;

(ii) take any action in connection with contesting the claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest the claim; and

(iv) permit the Company to participate in any proceedings relating to the claim.

(d) The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and will indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the forgoing provisions of this Section 5, the Company will control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine. If the Company directs Executive to pay the claim and sue for a refund, the Company will advance the amount of the payment to Executive, on an interest-free basis, and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due will be limited solely to the contested amount. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(d), Executive becomes entitled to receive any refund with respect to the claim, Executive will, subject to the Company’s compliance with the requirements of Section 5(d), promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 5(d), a determination is made that Executive will not be entitled to any refund with respect to the claim and the Company does not notify Executive in writing of its intent to contest the denial of refund prior to the expiration of thirty (30) days after the determination, then the advance will be forgiven and will not be required to be repaid and the amount of the advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f) Should the Company elect not to contest the Internal Revenue Service claim in accordance with the foregoing provisions of Section 5(c) or otherwise not provide Executive with written notice of its intention to contest such claim within the applicable thirty (30) day or shorter notice period provided in Section 5(c), then the Company will promptly thereafter pay Executive the applicable Gross-Up Payment attributable to such claim.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (f) of the Code.

(b) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and similar benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 3. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’ s eligible dependents.

(c) Cause. “Cause” means (i) Executive’s failure to devote sufficient time and effort to the performance of his or her duties; (ii) Executive’s continued failure to perform his or her employment duties, (iii) Executive’s repeated unexplained or unjustified absences from the Company; (iv) Executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company; (v) Executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (vi) Executive’s commission of any act of fraud with respect to the Company; or (vii) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the Board of Directors of the Company (the “Board”). The Company may not terminate the employment of an Executive under clause (i), (ii), or (iii) above unless the Company (1) provides Executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate Executive’s employment under clause (i), (ii), or (iii) above, and (2) permits Executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.

(d) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within an one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease, or other disposition by the Company of all or substantially all the Company’s assets.

(e) Disability. “Disability” will mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or one hundred and eighty (180) days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(f) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without the Executive’s written consent: (i) the significant reduction of Executive’s duties, authority, responsibilities, job title or reporting relationships relative to Executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change in Control shall not constitute “Good Reason”; (ii) a reduction of more than five percent of Executive’s Base Salary in any one year; (iii) a reduction by more than ten percent of Executive’s total target annual cash compensation in any one year (which consists of Executive’s Base Salary plus target bonus incentive compensation); (iii) the material change in the geographic location at which Executive must perform services (for these purposes, the relocation of Executive to a facility that is more than twenty-five (25) miles from Executive’s current employment location will be considered material); (iv) the failure of the Company to obtain assumption of this Agreement by any successor; and (v) the breach by the Company of a material provision of this Agreement. For purposes of clause (i), Executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if Executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the Company remains the President and Chief Executive Officer of the Company following a Change in Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remains a member of the executive officer management staff of the Company business or the business with such business is operationally merged or subsumed. Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	NETSUITE, INC.

	By:	/s/ Douglas P. Solomon

	Title:	Vice President, Legal and Corporate Affairs & Secretary

EXECUTIVE	/s/ Zachary Nelson